EXHIBIT 10.57

                              RELOCATION AGREEMENT


THIS AGREEMENT dated as of this 2nd day of December, 1996 is entered by and between H. Pete Smith (the "Employee") and Ultramar Corporation (the "Company").

1. The Employee has entered into an employment agreement dated as of November 25, 1996 ("Employment Agreement") wherein he has agreed to accept the position of Executive Vice President and Chief Financial Officer and relocate to the Corporate Headquarters located in San Antonio, Texas.

     This Agreement shall supplement the Employment Agreement with the following: the Employee shall be entitled to a one time Relocation Bonus of $150,000 less required withholdings and the provisions and allowances provided by the Company Relocation Program Guidelines For Key Executives dated October 1996 ("Guidelines"), a copy of which is attached and has been provided to the Employee. The Relocation Bonus will be due upon relocation but may be deferred for payment at a later date at the request of the Employee.

2. The Employee may, at his election, voluntarily terminate his employment after 18 months from December 3, 1996 (June 3, 1998) by giving at least 90 days' advance written notice to the Company no later than March 3, 1998 (the "Walk Right"). If such election is not made prior to March 4, 1998 the Walk Right shall thereafter terminate. In the event Employee exercises such "Walk Right" the Employee shall receive the following payments in lieu of the payments specified in paragraph 5 of the Employment Agreement. A termination during any period other than as specifically described herein shall be treated strictly in accordance with the provisions of the Employment Agreement in effect at the time of termination and all payments due shall be only in accordance with the Employee
     Agreement.

     (a) The amount of severance to be paid in a single lump sum within 30 days of the termination date shall be amount payable under the Employment Agreement plus the present value of the benefit accrued through to the termination date in the supplemental Executive Retirement Plan ("SERP") as applied for a termination for Good Reason, reduced by the Relocation bonus in paragraph 1.

     (b) Employee will be relocated at his request anywhere in the contiguous 48 states in accordance with the reimbursements, allowances and tax protection as described in the Guidelines. However, the Relocation Allowance under item 12 of the Guidelines shall not be applicable.

3. In the event of the Employee's Involuntary Termination as defined in the Employment Agreement for a reason other than cause during the five year period commencing December 3, 1996, including death or permanent disability, in addition to all other rights of the Employee the following provisions will apply:

     (a) At the Employee's election in writing or the spouse's in the event of death, if made within one year of the event, the Company will relocate the Employee and his family to their original location or other location of Employee's choosing within the contiguous 48 states in accordance with the reimbursements, allowances and tax protection as describe in the Guidelines.

     (b) For this purpose, however, the Relocation Allowance described in item 12 of the Guidelines shall not be applicable.

4. The Employee currently has a home loan dated August 1992 (the "Loan") with a current balance due and owing of $247,500. The Employee shall be entitled to carry forward the Loan with repayment on the original Loan schedule (copy attached) provided that the new mortgage on the San Antonio house plus the Company Loan amount does not exceed 90% of the new house purchase price.

5. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in that State.

6. This Agreement shall supersede any and all existing agreements written and oral between the Employee and the Employer or any of its affiliates relating to the Employee's reimbursement and allowance for relocation. It may not be amended except by a written agreement signed by and both parties.

7. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. The Agreement shall not be assignable by the Employee, and shall be assignable by the Company only to any corporation or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation or entity or any corporation or entity to or with which the Company's business or substantially all of its business or assets may be sold, exchanged or transferred, and it must be so assigned by the Company to, and accepted as binding upon it by, such other corporation or entity in connection with any such reorganization, merger, consolidation, sale, exchange or transfer (the provisions of this sentence also being applicable to any successive such transaction).

AGREED:


/s/ H. PETE SMITH                                      /S/ JEAN GAULIN
-----------------                                      ---------------------
     Employee                                                Employer


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